Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement"), dated as of September [22], 2026, by and between Nanook & Company, LLC, a Florida limited liability company, with an address of 2105 SE5th Street, Pompano Beach, FL 33062 (the "Consultant"), and AVAX One Technology Ltd., a British Columbia corporation, with its principal U.S. place of business at 215 S. Olive Avenue, Suite 201, West Palm Beach, FL 33401 (the "Company").

WHEREAS, the Company desires to engage Consultant as a consultant and in connection therewith to provide certain consulting services related to the Company's business, as detailed hereinbelow, and Consultant is willing to be engaged by the Company as a consultant and to provide such services, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. Consulting. The Company hereby retains Consultant, and Consultant hereby agrees to provide services to the Company, as a consultant to the Company, including serving in the capacity of Chief Accounting Officer of the Company, upon the terms and subject to the conditions contained herein.

2. Duties of Consultant.

(a) The Company hereby engages Consultant to perform the services listed on the attached Exhibit A (the "Services") during the Term (as defined below).

(b) The parties hereto acknowledge and agree that the Services to be provided are in the nature of advisory services only, and Consultant shall not have any ability to obligate or bind the Company in any respect. Consultant shall have control over the time, method and manner of performing the Services. Notwithstanding Consultant's status as an independent contractor, in performing the Services, Consultant shall comply with all applicable Company policies and procedures, including, without limitation, those relating to financial reporting, internal controls, and securities compliance.

(c) Time Commitment. During the Term (as defined below), Consultant shall devote such time and attention as is reasonably necessary to fulfill her duties as Chief Accounting Officer and to perform the Services in a professional and timely manner but shall not be required to devote her full time and attention to the Services.

3. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on August 19, 2026 (the "Effective Date") and shall continue through December 31, 2027 (the "Initial Term" and, together with any extended terms pursuant to this Section 3, the "Term"). The Initial Term of this Agreement and any subsequent terms may be renewed for an additional year on the same terms and conditions set forth herein if the parties hereto shall agree in writing to extend the Term at least 30 days prior to the expiration of the Initial Term or then existing renewal term of this Agreement.

4. Base Compensation. In consideration of the Services to be rendered by Consultant hereunder, during the Term the Company agrees to pay Consultant a cash fee of $20,000 per month (the "Monthly Fees"), payable on a monthly basis in advance. Consultant shall provide the Company with a written invoice each month for the Monthly Fees, and the Company shall pay the Monthly Fees to Consultant within five (5) business days of presentation of the applicable invoice.

5. Bonus Compensation.

(a) Should the Consultant successfully file required SEC quarterly financial reporting for Q3 2026 by November 14, 2026, Consultant will be due $15,000 in cash and $5,000 in stock, valued at the VWAP of the trailing 10 days before the award is delivered.

(b) Should the Consultant successfully file required SEC annual financial reporting for 2026 by March 31, 2027, Consultant will be due $37,500 in cash and $12,500 in stock, valued at the VWAP of the trailing 10 days before the award is delivered.

6. Expenses. Consultant shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Consultant during the term of this Agreement, including any renewal or extension terms (in accordance with the policies and procedures established by the Company) in the performance of her duties and responsibilities under this Agreement; provided, that Consultant shall properly account for such expenses in accordance with Company policies and procedures and any expense in excess of $250.00 shall be pre-approved in writing by the Company.

7. Termination.

(a) Either party may, in its discretion and at its option, terminate this Agreement at any time upon thirty (30) days' written notice to the other party. Upon termination, the Company shall no longer be obligated to pay Consultant any Monthly Fees.

(b) The Company may terminate this Agreement immediately upon written notice to Consultant if Consultant commits an act constituting "Cause." "Cause" means: (i) a material breach of this Agreement that, if curable in the sole determination of the Company, remains uncured for ten (10) days after Consultant receives written notice describing the breach and requiring its cure; (ii) gross negligence, fraud, dishonesty, or willful misconduct by Consultant in connection with or in the performance of the Services; (iii) Consultant's conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; or (iv) a material violation by Consultant of applicable law or any Company policy. If the Company terminates this Agreement for Cause, Consultant shall reimburse the Company for the portion of any Monthly Fees paid in advance that is attributable to the period beginning on the day after the effective date of termination and continuing through the end of that month, calculated on a pro rata daily basis. Such reimbursement shall be paid within ten (10) days after the effective date of termination.

8. Confidential Information. Consultant recognizes and acknowledges that by reason of Consultant's retention by and service to the Company before, during and, if applicable, after the Term, Consultant will have access to certain confidential and proprietary information relating to the Company, its affiliates, customers, vendors, and business partners, which may

include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that she will not, unless expressly authorized in writing by the Company, at any time during the Term (or any renewal Term) use any Confidential Information or divulge or disclose any Confidential Information to any person or entity except in connection with the performance of Consultant's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Consultant also covenants that after the termination of this Agreement, directly or indirectly, she will not use any Confidential Information or divulge or disclose any Confidential Information to any person or entity, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information. Consultant shall promptly notify the Company upon becoming aware of any unauthorized use or disclosure of Confidential Information and shall reasonably cooperate with the Company in addressing such unauthorized use or disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant's possession during the Term (or any renewal Term) shall remain the property of the Company. Except as required in the performance of Consultant's duties for the Company, or unless expressly authorized in writing by the Company, Consultant shall not remove any Confidential Information from the Company's premises, except in connection with the performance of Consultant's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of this Agreement, Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant's possession.

9. Independent Contractor. It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes shall be one of independent contractor. Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever. Consultant acknowledges and agrees that Consultant shall not be entitled to any employee benefits from the Company, including, but not limited to, health insurance, retirement benefits, paid time off or workers' compensation. Consultant shall be solely responsible for all taxes, including self-employment taxes, arising from fees received under this Agreement, and shall indemnify and hold harmless the Company from any claims, liabilities, or penalties arising from Consultant's failure to pay such taxes.

10. Conflict of Interest. Consultant covenants to the Company that there is no conflict of interest in connection with the retention by the Company of Consultant pursuant to this Agreement. During the Term, Consultant shall promptly disclose to the Company any situation that may present an actual or potential conflict of interest with the Company, including, but not limited to, any engagement, employment, or business relationship with any competitor, customer, vendor,

or business partner of the Company. In the event of any such conflict, the Company may, in its sole discretion, require Consultant to eliminate such conflict as a condition to the continuation of this Agreement.

11. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

12. Binding Effect; Benefits. Consultant may not assign her rights hereunder without the prior written consent of the Company, and any such attempted assignment without such consent shall be null and void and without effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

13. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) one (1) business day after being mailed with a nationally recognized overnight courier service, or (c) three (3) business days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at:

If to the Company, to :	AVAX One Technology Ltd. 215 S. Olive Avenue, Suite 201 West Palm Beach, FL 33401 Attn: Peter J. Wylie Jr. pwylie@avax-one.com
If to Consultant, to:	Nanook & Company, LLC 2105 SE 5th Street, Pompano Beach, FL 33062 Attn: Stephanie Brady Slbrady315@gmail.co m

14. Entire Agreement; Amendments. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. In furtherance of, and without limiting the foregoing, effective as of the Effective Date, that certain Consulting Agreement, dated December 1, 2025, by and between the Company and Consultant is hereby terminated and shall be of no further force or effect (the "Prior Agreement"), and the Company and Consultant acknowledge and agree that neither the Company nor Consultant shall have any further rights or obligations under the Prior Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

15. Severability. The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof. Each of The parties hereto submits to the exclusive jurisdiction of the state courts in the State of New York for the resolution of any and all disputes arising under or pursuant to this Agreement.

17. Headings. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by other electronic means (including PDF) shall be deemed original signatures for all purposes of this Agreement.

19. Works for Hire. It is the intention of the parties that all rights, including, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials prepared by Consultant in connection with the performance of the Services (the "Work") shall vest in the Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by the Company, and further agree that it shall be considered a "work made for hire" within the meaning of the copyright laws of the United States, and that the Company is entitled as author to the copyright and all of the rights to the Work, throughout the world, including, but not limited to, the right to make such changes in the Work and such uses of the Work, as the Company may determine in its sole and absolute discretion.

20. Securities Laws. Consultant hereby acknowledges that Consultant is aware, and that Consultant will advise its representatives who are furnished confidential information or informed as to the matters which are the subject of this Agreement ("Evaluation Material") that the United States securities laws and other laws prohibit any person who has material, non-public information concerning an entity from purchasing or selling securities of that entity or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Company hereby advises Consultant, and Consultant hereby acknowledges, that Evaluation Material may contain or constitute material non-public information relating to Company and its affiliates, customers and vendors. Without limiting the foregoing, Consultant hereby agrees that Consultant will only use the Evaluation Material in accordance with all applicable laws.

21. Standstill. Until such time as any Evaluation Material is publicly announced by the Company, or Consultant is informed by the Company that the Evaluation Material is not deemed material nonpublic information of the Company, Consultant shall not purchase or sell any securities of the Company (including short sales, synthetic trades, puts, calls or other hedge).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

AVAX ONE TECHNOLOGY LTD.

Signed by:
By: ______________________________
A583D105A622420...

Name: Peter Wylie Jr.
Title: Interim Chief Executive Officer

NANOOK & COMPANY, LLC

Signed by:
By: ______________________________

Name: Stephanie Brady

Exhibit A

Services

During the term of this Agreement, Consultant shall report to the Chief Executive Officer and the Company's Board of Directors and provide accounting, financial and management services, as requested by the Company pursuant to this Agreement, including but not limited to:

1. Serve in the capacity of Chief Accounting Officer of the Company, including all functions typically handled in such capacity, including but not limited to month-end close process, preparing financial statements in accordance with GAAP, as well as assisting in managing the treasury, payables and cash management functions;
2. Prepare quarterly financial reporting on Form 10-Q, including the presentation and preparation of such quarterly reports for submission to the Securities and Exchange Commission ("SEC") and Nasdaq, in addition to providing support for the quarterly reviews with the Company's independent registered accounting firm;
3. Prepare annual financial reporting on Form 10-K, including the presentation and preparation of such annual reports for submission to the SEC and Nasdaq, in addition to providing support for the annual audit with the Company's independent registered accounting firm;
4. Any other accounting or financial projects, as requested by the Company's Chief Executive Officer or the Company's board of directors.